Exhibit 99.1

Contacts: Investor Relations Evan Black 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 SCMedia@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Third Quarter 2016 Results
Dallas, TX (November 9, 2016) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) today announced net income for third quarter 2016 of $214 million, or $0.59 per diluted common share.
Third Quarter 2016 Key Highlights (variances compared to third quarter 2015):

•	One-time tax benefit of $11 million, or $0.03 per diluted common share

•	Total auto originations of $5.2 billion

•	Chrysler Capital lease originations of $1.3 billion, down 17%

•	Chrysler Capital retail originations of $1.9 billion, down 39%

•	Core retail auto originations of $2.0 billion, down 29%

•	Net finance and other interest income of $1.2 billion, down 3%

•	Return on average assets of 2.2%

•	Return on average equity 17.1%

•	Expense ratio of 2.2%, up 10 bps

•	Average managed assets of $52.7 billion, up 3%

•	Common equity tier 1 (CET1) ratio of 13.1%, up 160 bps

“We are pleased to report solid core financial performance in the third quarter in light of the competitive marketplace. Fewer originations are in part due to our disciplined underwriting standards as we are committed to driving originations at the right price and structure, and in part due to increased competition in the prime space,” said Jason Kulas, President and Chief Executive Officer. “We are finalizing a strategic agreement with Banco Santander to originate and flow prime and near-prime retail loan assets. This strategy should strengthen our overall relationship with Fiat Chrysler (FCA) and our Chrysler Capital volume, as well as our serviced for others strategy.”

Mr. Kulas continued, “Our commitment to building a culture of compliance and putting customers at the center of everything we do is the foundation of our continued success. We remain confident in our ability to execute our business plan and deliver value for all our stakeholders and customers through market cycles.”
Finance receivables, loans and leases, net1, increased 6.1 percent, to $34.7 billion at September 30, 2016, from $32.7 billion at December 31, 2015, driven by an increase in lease assets. Net finance and other interest income decreased 3 percent to $1.18 billion in the third quarter 2016 from $1.22 billion in the third quarter 2015, primarily driven by a shift in credit mix as a result of disciplined underwriting standards, and higher cost of funds, driven by an increase in spreads and benchmark rates.
SC’s average annual percentage rate (APR) as of the end of the third quarter 2016 for retail installment contracts (RICs) held for investment was 16.4 percent, down from 16.9 percent as of the end of the third quarter 2015. These APRs are consistent with credit trends in our held for investment portfolio. As of the end of the third quarter 2016, RICs with FICO® scores less than 540 decreased to 22.2 percent, from 23.8 percent as of the end of the third quarter 2015. In addition, RICs with FICO® scores greater than 640 increased to 13.8 percent, from 12.6 percent.

1 Includes Finance receivables held for investment, Finance receivables held for sale and Leased vehicles

Net leased vehicle income increased 47 percent to $135.8 million in the third quarter 2016 from $92.7 million in the third quarter 2015 as a result of the continued growth of our leasing portfolio.

The allowance ratio2 increased to 12.4 percent as of September 30, 2016, from 11.9 percent as of December 31, 2015, primarily driven by the increased balance of loans classified as troubled debt restructurings (TDRs). A TDR is an accounting classification for assets that meet certain loan modification or extension criteria. Loan modifications and extensions are utilized to offer assistance to some customers experiencing temporary hardship. Under GAAP, the allowance for assets classified as TDRs takes into consideration expected lifetime losses. The allowance ratio as of September 30, 2016 is down from the June 30, 2016 ratio of 12.6%.

SC’s RIC net charge-off and delinquency ratio3 increased to 8.7 percent and 4.6 percent, respectively, for the third quarter 2016 from 8.2 percent and 3.8 percent, respectively, for the third quarter 2015. The increases in the net charge-off and delinquency ratios, and in TDR balances, are driven by the aging of the more nonprime 2015 vintage, and slower portfolio growth since the prior year third quarter.

“More recently our asset mix has shifted toward higher credit quality originations, which has impacted APR, and should market conditions persist, positively impact charge-offs and delinquency in the future,” said Izzy Dawood, Chief Financial Officer.

Provision for credit losses decreased to $610 million in the third quarter 2016, from $724 million in the third quarter 2015, driven primarily by the classification of the personal loan portfolio as held for sale in the prior year quarter. Excluding personal lending, provision decreased $8 million versus the prior year quarter.

In the third quarter 2016, SC recorded net investment losses of $106 million, compared to investment gains of $23 million in the third quarter 2015. The current period losses were primarily driven by $98 million of lower of cost or market adjustments related to the held for sale personal lending portfolio, including $114 million in customer default activity and a $19 million decrease in market discount. As mentioned in the prior paragraph, in the third quarter 2016, personal lending activity was included in net investment gains (losses) rather than provision for credit losses due to the classification of the personal lending assets as held for sale. Excluding the impact of personal lending, investment losses totaled $10 million.

During the quarter, SC incurred $284 million of operating expenses, up 9 percent from $261 million in the third quarter 2015 driven by higher repossession activity and increased headcount. SC's expense ratio for the quarter increased slightly to 2.2 percent, up from 2.1 percent during the same period last year.

In line with SC’s strategy to leverage its scalable servicing platform and increase servicing fee income, SC executed asset sales of $794 million during the third quarter through existing loan sale programs, under which it retains servicing. The serviced for others portfolio of $12.2 billion as of September 30, 2016, is down 18 percent from September 30, 2015. Servicing fee income increased 1 percent to $36.4 million in the third quarter 2016, from $35.9 million in the third quarter 2015, driven by the sale of seasoned nonprime RICs and associated assets, which carry a higher servicing fee, during the prior year quarter.

2 Excludes end of period balances on purchased receivables portfolio of $253 million and finance receivables held for sale of $2.6 billion
3 Net charge-off ratio stated on a recorded investment basis which is unpaid principal balance adjusted for unaccreted net discounts, subvention and origination costs

Conference Call Information
SC management will host a conference call and webcast to discuss the third quarter results and other general matters at 9 a.m. Eastern Time on Wednesday, November 9, 2016. The conference call will be accessible by dialing 877-604-9668 (U.S. domestic), or 719-325-4870 (international), conference ID 2258671. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q3 2016 Earnings Call. Additionally there will be several slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 844-512-2921 (U.S. domestic), or 412-317-6671 (international), conference ID 2258671, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through November 23, 2016. An investor presentation will also be available by visiting the Investor Relations page of SC’s website at http://investors.santanderconsumerusa.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipates, believes, can, could, may, predicts, potential, should, will, estimates, plans, projects, continuing, ongoing, expects, intends, and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the U.S. Securities and Exchange Commission (SEC). Among the factors that could cause the forward-looking statements in this press release and/or our financial performance to differ materially from that suggested by the forward-looking statements are (a) the inherent limitations in internal controls over financial reporting; (b) our ability to remediate any material weaknesses in internal controls over financial reporting completely and in a timely manner; (c) continually changing federal, state, and local laws and regulations could materially adversely affect our business; (d) adverse economic conditions in the United States and worldwide may negatively impact our results; (e) our business could suffer if our access to funding is reduced; (f) significant risks we face implementing our growth strategy, some of which are outside our control; (g) unexpected costs and delays in connection with exiting our personal lending business; (h) our agreement with Fiat Chrysler Automobiles US LLC may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (i) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (j) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (k) loss of our key management or other personnel, or an inability to attract such management and personnel; (l) certain regulations, including but not limited to oversight by the Office of the Comptroller of the Currency, the Consumer Financial Protection Bureau, the European Central Bank, and the Federal Reserve, whose oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (m) future changes in our relationship with Banco Santander that could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.7 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of more than $52 billion (as of September 30, 2016), and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Financial Supplement
Third Quarter 2016

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	5
Table 2: Condensed Consolidated Statements of Income	6
Table 3: Other Financial Information	7
Table 4: Credit Quality	9
Table 5: Originations	10
Table 6: Asset Sales	11
Table 7: Ending Portfolio	12

Table 1: Condensed Consolidated Balance Sheets

	September 30, 2016	December 31, 2015
Assets	(Unaudited, Dollars in thousands, except per share amounts)
Cash and cash equivalents	$75,873	$18,893
Finance receivables held for sale, net	2,572,429	2,859,575
Finance receivables held for investment, net	23,686,391	23,367,788
Restricted cash	2,696,500	2,236,329
Accrued interest receivable	369,543	395,387
Leased vehicles, net	8,467,129	6,497,310
Furniture and equipment, net	62,378	58,007
Federal, state and other income taxes receivable	101,284	267,636
Related party taxes receivable	85	71
Goodwill	74,056	74,056
Intangible assets	33,028	33,016
Due from affiliates	46,333	58,599
Other assets	586,607	582,291
Total assets	$38,771,636	$36,448,958
Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$8,299,229	$6,902,779
Notes payable — secured structured financings	21,150,666	20,872,900
Notes payable — related party	2,350,000	2,600,000
Accrued interest payable	28,796	22,544
Accounts payable and accrued expenses	354,864	413,269
Federal, state and other income taxes payable	14,038	2,462
Deferred tax liabilities, net	1,227,179	881,225
Due to affiliates	54,848	58,148
Other liabilities	174,359	263,082
Total liabilities	33,653,979	32,016,409

Equity:
Common stock, $0.01 par value	3,584	3,579
Additional paid-in capital	1,652,786	1,644,151
Accumulated other comprehensive income (loss), net	(26,598)	2,125
Retained earnings	3,487,885	2,782,694
Total stockholders’ equity	5,117,657	4,432,549
Total liabilities and equity	$38,771,636	$36,448,958

Table 2: Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,246,386	$1,285,085	$3,804,322	$3,761,757
Leased vehicle income	388,501	267,211	1,086,651	742,684
Other finance and interest income	3,638	9,334	11,440	23,413
Total finance and other interest income	1,638,525	1,561,630	4,902,413	4,527,854
Interest expense	207,175	171,420	590,504	470,898
Leased vehicle expense	252,730	174,545	717,230	518,165
Net finance and other interest income	1,178,620	1,215,665	3,594,679	3,538,791
Provision for credit losses	610,398	723,922	1,782,489	1,935,148
Net finance and other interest income after provision for credit losses	568,222	491,743	1,812,190	1,603,643
Profit sharing	6,400	11,818	35,640	46,835
Net finance and other interest income after provision for credit losses and profit sharing	561,822	479,925	1,776,550	1,556,808
Investment gains (losses), net	(106,050)	22,684	(276,415)	133,998
Servicing fee income	36,447	35,910	123,929	88,756
Fees, commissions, and other	96,285	95,742	294,028	296,476
Total other income	26,682	154,336	141,542	519,230
Compensation expense	128,056	114,070	371,242	325,583
Repossession expense	75,920	60,770	217,816	175,066
Other operating costs	80,508	86,447	258,509	263,978
Total operating expenses	284,484	261,287	847,567	764,627
Income before income taxes	304,020	372,974	1,070,525	1,311,411
Income tax expense	90,473	136,539	365,334	467,816
Net income	$213,547	$236,435	$705,191	$843,595

Net income per common share (basic)	$0.60	$0.66	$1.97	$2.38
Net income per common share (diluted)	$0.59	$0.66	$1.96	$2.38
Weighted average common shares (basic)	358,343,781	357,846,564	358,179,618	354,150,973
Weighted average common shares (diluted)	360,087,749	359,108,197	359,635,034	354,735,772

Table 3: Other Financial Information

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	15.9%	16.7%	16.2%	16.8%
Yield on purchased receivables portfolios	26.7%	14.3%	26.0%	14.3%
Yield on receivables from dealers	6.7%	5.2%	5.2%	5.0%
Yield on personal loans (1)	23.4%	20.0%	21.8%	20.5%
Yield on earning assets (2)	13.8%	15.0%	14.2%	15.0%
Cost of debt (3)	2.6%	2.3%	2.5%	2.1%
Net interest margin (4)	11.8%	13.1%	12.2%	13.2%
Expense ratio (5)	2.2%	2.1%	2.1%	2.1%
Return on average assets (6)	2.2%	2.6%	2.5%	3.2%
Return on average equity (7)	17.1%	22.2%	19.8%	28.2%
Net charge-off ratio on individually acquired retail installment contracts (8)	8.7%	8.2%	7.4%	5.9%
Net charge-off ratio on purchased receivables portfolios (8)	0.4%	1.3%	(0.4)%	(1.3)%
Net charge-off ratio on receivables from dealers (8)	—	—	0.2%	—
Net charge-off ratio on personal loans (8)***	—	85.9%	—	40.8%
Net charge-off ratio (8)	8.3%	13.8%	6.9%	8.4%
Delinquency ratio on individually acquired retail installment contracts held for investment, end of period (9)	4.6%	3.8%	4.6%	3.8%
Delinquency ratio on personal loans, end of period (9)	13.4%	7.3%	13.4%	7.3%
Delinquency ratio on loans held for investment, end of period (9)	4.6%	3.8%	4.6%	3.8%
Allowance ratio (10)	12.4%	11.1%	12.4%	11.1%
Common Equity Tier 1 capital ratio (11)	13.1%	11.5%	13.1%	11.5%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$630,847	$564,820	$1,583,406	$1,184,245
Charge-offs, net of recoveries, on purchased receivables portfolios	254	1,563	(807)	(6,103)
Charge-offs, net of recoveries, on receivables from dealers	—	—	135	—
Charge-offs, net of recoveries, on personal loans***	—	490,548	—	673,294
Charge-offs, net of recoveries, on capital leases	2,095	3,027	7,165	11,048
Total charge-offs, net of recoveries	$633,196	$1,059,958	$1,589,899	$1,862,484
End of period Delinquent principal over 60 days, individually acquired retail installment contracts held for investment	$1,260,255	$1,012,042	$1,260,255	$1,012,042
End of period Delinquent principal over 60 days, personal loans	$179,443	$165,759	$179,443	$165,759
End of period Delinquent principal over 60 days, loans held for investment	$1,267,950	$1,034,471	$1,267,950	$1,034,471
End of period assets covered by allowance for credit losses	$27,490,290	$26,907,346	$27,490,290	$26,907,346
End of period Gross finance receivables and loans held for investment	$27,706,307	$27,319,991	$27,706,307	$27,319,991
End of period Gross finance receivables, loans, and leases held for investment	$37,295,993	$34,188,834	$37,295,993	$34,188,834
Average Gross individually acquired retail installment contracts	$28,970,039	$27,687,564	$28,710,402	$26,596,429
Average Gross purchased receivables portfolios	266,749	467,643	301,026	618,362
Average Gross receivables from dealers	70,392	81,490	72,735	93,817
Average Gross personal loans	1,343,099	2,284,951	1,572,297	2,201,551
Average Gross capital leases	39,974	120,334	49,625	122,366
Average Gross finance receivables, loans and capital leases	$30,690,253	$30,641,982	$30,706,085	$29,632,525
Average Gross finance receivables, loans, and leases	$40,037,873	$37,040,857	$39,299,213	$35,701,048
Average Managed assets	$52,675,379	$50,961,182	$52,983,740	$47,812,496
Average Total assets	$38,473,832	$36,035,588	$37,844,330	$34,753,501
Average Debt	$31,671,237	$30,416,494	$31,343,204	$29,575,308
Average Total equity	$4,994,511	$4,268,855	$4,736,826	$3,991,071

(1)	Includes Finance and other interest income; excludes fees

(2)	“Yield on earning assets” is defined as the ratio of annualized Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(3)	“Cost of debt” is defined as the ratio of annualized Interest expense to Average debt

(4)	“Net interest margin” is defined as the ratio of annualized Net finance and other interest income to Average gross finance receivables, loans and leases

(5)	“Expense ratio” is defined as the ratio of annualized Operating expenses to Average managed assets

(6)	“Return on average assets” is defined as the ratio of annualized Net income to Average total assets

(7)	“Return on average equity” is defined as the ratio of annualized Net income to Average total equity

(8)	“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective portfolio

(9)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to End of period gross balance of the respective portfolio, excludes capital leases

(10)	“Allowance ratio” is defined as the ratio of Allowance for credit losses, which excludes impairment on purchased receivables portfolios, to End of period assets covered by allowance for credit losses

(11)	“Common Equity Tier 1 Capital ratio” is a non-GAAP ratio defined as the ratio of Total common equity tier 1 capital to Total risk-weighted assets

***Total charge-offs, net of recoveries, on personal loans for the three and nine months ended September 30, 2015 includes non-recurring impairment charge of $377,598. Adjusted ratio totals 19.8% and 17.9%, respectively.

Table 4: Credit Quality

Amounts related to our individually acquired retail installment contracts as of and for the three and nine months ended September 30, 2016 and 2015, are as follows:

(Unaudited, Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Credit loss allowance — beginning of period	$3,422,736	$2,927,624	$3,197,414	$2,586,685
Provision for credit losses	609,396	619,895	1,787,277	1,607,376
Charge-offs	(1,246,760)	(1,062,598)	(3,429,905)	(2,753,753)
Recoveries	615,913	497,778	1,846,499	1,569,508
Transfers to held-for-sale	—	—	—	(27,117)
Credit loss allowance — end of period	$3,401,285	$2,982,699	$3,401,285	$2,982,699

Net charge-offs	$630,847	$564,820	$1,583,406	$1,184,245
Average unpaid principal balance (UPB)	28,970,039	27,687,564	28,710,402	26,596,429
Charge-off ratio[1]	8.7%	8.2%	7.4%	5.9%

	September 30, 2016[2]		December 31, 2015[2]
Principal 31-60 days past due	$2,536,940	9.3%	$2,454,986	9.1%
Delinquent principal over 60 days	1,260,255	4.6%	1,191,567	4.4%
Total delinquent contracts	$3,797,195	13.9%	$3,646,553	13.6%

	September 30, 2016	December 31, 2015
TDR - Unpaid principal balance	$5,332,767	$4,579,931
TDR - Impairment	1,588,028	1,363,023
TDR allowance ratio	29.8%	29.8%

Non-TDR - Unpaid principal balance	$22,038,228	$22,284,015
Non-TDR - Allowance	1,813,257	1,834,391
Non-TDR allowance ratio	8.2%	8.2%

Total - Unpaid principal balance	$27,370,995	$26,863,946
Total - Allowance	3,401,285	3,197,414
Total allowance ratio	12.4%	11.9%

1“Net charge-off ratio” is defined as the ratio of annualized Charge-offs, on a recorded investment basis, net of recoveries, to average unpaid principal balance of the respective portfolio
2Percent of unpaid principal balance.

Table 5: Originations

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	June 30, 2016
Retained Originations	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$3,281,112	$4,650,381	$10,545,592	$13,602,409	$3,176,087
Average APR	14.7%	16.1%	15.1%	17.2%	14.0%
Average FICO® (a)	612	596	606	584	624
Discount	0.1%	1.1%	0.4%	2.1%	0.2%

Personal loans	$—	$158,328	$9,281	$582,735	$9,272
Average APR	—	21.0%	25.0%	19.4%	25.0%
Discount	—	—	—	—	—

Leased vehicles	$1,300,375	$1,568,104	$4,612,284	$4,122,527	$1,694,829

Capital lease receivables	$2,319	$1,103	$5,977	$64,906	$1,805
Total originations retained	$4,583,806	$6,377,916	$15,173,134	$18,372,577	$4,881,993

Sold Originations (b)
Retail installment contracts	$580,242	$1,243,456	$2,201,659	$3,580,539	$547,007
Average APR	3.2%	2.4%	3.0%	4.1%	3.6%
Average FICO® (c)	760	753	759	745	754
Total originations sold	$580,242	$1,243,456	$2,201,659	$3,580,539	$547,007

Total SC originations	$5,164,048	$7,621,372	$17,374,793	$21,953,116	$5,429,000

Facilitated Originations
Leased vehicles	$—	$—	$—	$632,471	$—

Total originations	$5,164,048	$7,621,372	$17,374,793	$22,585,587	$5,429,000

(a)
Unpaid principal balance excluded from the weighted average FICO score is $492 million, $938 million, $1.8 billion, $2.7 billion and $509 million for the three months ended September 30, 2016 and 2015, the nine months ended September 30, 2016 and 2015, and the three months ended June 30, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination.

(b)	Only includes assets both originated and sold in the period. Total asset sales for the period are shown in Table 6.

(c)
Unpaid principal balance excluded from the weighted average FICO score is $59 million, $160 million, $263 million, $391 million and $64 million for the three months ended September 30, 2016 and 2015, the nine months ended September 30, 2016 and 2015, and the three months ended June 30, 2016, respectively, as the borrowers on these loans did not have FICO scores at origination.

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	June 30, 2016
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$793,804	$3,057,654	$2,312,983	$5,993,407	$659,224
Average APR	3.0%	10.7%	2.9%	8.0%	3.5%
Average FICO®	762	661	762	694	758

Personal loans	$—	$—	$869,349	$—	$—
Average APR	—	—	17.9%	—	—

Leased vehicles	$—	$—	$—	$1,316,958	$—
Total asset sales	$793,804	$3,057,654	$3,182,332	$7,310,365	$659,224

Table 7: Ending Portfolio

Ending outstanding balance, average APR and remaining unaccreted discount of our held for investment portfolio as of September 30, 2016, and December 31, 2015, are as follows:

	September 30, 2016	December 31, 2015
	(Unaudited, Dollar amounts in thousands)
Retail installment contracts	$27,624,259	$27,223,768
Average APR	16.4%	16.8%
Discount	2.3%	2.7%

Personal loans	$11,682	$941
Average APR	24.1%	20.9%

Receivables from dealers	$70,366	$76,941
Average APR	4.7%	4.6%

Leased vehicles	$9,552,439	$7,326,296

Capital leases	$37,247	$66,929